Exhibit 99.1

PFSWEB INC. FQ3 2016 EARNINGS CALL NOV 09, 2016

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer, Chief Financial

& Accounting Officer and Executive

Vice President

ANALYSTS

Austin Moldow

Canaccord Genuity Limited, Research

Division

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research

Division

Kevin Campbell Kopelman

Cowen and Company, LLC, Research

Division

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

Timothy Elmer Klasell

Northland Capital Markets, Research

Division

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PFSWEB INC. FQ3 2016 EARNINGS CALL NOV 09, 2016

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s financial results for the third quarter ended September 30, 2016. Joining us today are PFSweb’s CEO, Mike Willoughby; and the company’s CFO, Mr. Tom Madden. [Operator Instructions]

Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission to which your attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During the call, we will also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales and certain ratios that use these measures. In our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com, you can find our definition of these non-GAAP financial measures, our reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

I would like to remind everyone that this call will be available for replay through November 23, 2016, starting at 8:00 p.m. Eastern Time this evening. A webcast replay will also be available via the link provided in today’s press release as well as available on the company’s website at www.pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb, Inc. is strictly prohibited.

Now I would like to turn the call over to Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Sir, please go ahead.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Tracy, and good afternoon, everyone. As you may have seen earlier this afternoon, we issued a press release announcing our results for the third quarter ended September 30, 2016. Let me spend a minute providing you with a quick summary of the quarter, and then Tom and I will spend some more time going through the details later in the call followed by a question-and-answer session.

As described in our October 2016 pre-announcement release, our third quarter results were impacted by an operational challenge with a newly launched fulfillment customer. This client’s unique business model led to unanticipated operational requirements, including incremental labor and operational cost to support their peak — seasonal peak volumes in late Q3 and early Q4. Despite the operating challenges, we were able to scale the operation by a factor of about 8x the typical non-seasonal order volume across the busiest days of this client’s peak period. And aside from this operational client setback, we had another strong quarter of revenue growth driven organically and from the benefit of our acquisition. Additionally, we had another strong quarter in terms of winning new business.

In Q3, we added $11 million of project bookings and $20 million in lifetime contract value from recurring revenue engagements. More details about how we define project bookings, recurring revenue engagements, lifetime contract value and service fee equivalent revenue can all be found in prior earnings call transcripts.

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PFSWEB INC. FQ3 2016 EARNINGS CALL NOV 09, 2016

But before commenting further, I’d like to turn over the call to Tom to discuss our financial results. And then following Tom’s remarks, I’ll return to provide some additional highlights and comments, and then we’ll open up the call for your questions. Tom?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Thank you, Mike, and good afternoon, everyone. As Mike indicated I’ll spend some time providing additional color on the third quarter as well as our outlook for the remainder of 2016 and our initial guidance for 2017. Total revenues in the third quarter 2016 increased 12% to $79.9 million compared to $71.2 million in the same period of 2015. Our third quarter service fee equivalent revenue increased 18% to $54.5 million. This increase was driven by both new and expanded client relationships as well as approximately $2.7 million of incremental service fees generated in the third quarter of 2016 by our acquired entities, CrossView and Conexus, which were acquired in 2015 and 2016, respectively. Excluding the year-over-year impact of acquisitions, our service fee equivalent revenue still grew organically at a rate of approximately 13% over the prior year.

As expected and previously discussed, our product revenue declined to $11.7 million compared to $14.4 million in the same period of 2015 due to ongoing restructuring activities by our last client — last remaining client in this segment. Service fee gross margin in the third quarter was 31.4% compared to 33.7% in the same period last year. The decrease was primarily due to incremental facility, labor and other costs incurred to support the setup and launch of certain new large fulfillment clients won during the year, most notably for the client that Mike referred to earlier. The impact of these higher labor and operating costs was partially offset by the benefit of higher-margin project activity, including our agency and technology services.

SG&A expenses during the third quarter were reduced to $17.6 million compared to $18.8 million in the year-ago quarter. If we exclude acquisition-related restructuring and other income or cost from both periods, the comparative SG&A expense was $18.1 million in Q3 of 2016 versus $16.2 million in the year-ago quarter. The increase was primarily a result of, one, SG&A increase — or SG&A costs applicable to our Conexus business, which was acquired in June 2016 and therefore, not in last year’s numbers. Secondly, we had increases in personnel-related expenses applicable to our professional services business. We also had incremental sales and marketing costs and increased facility expenses, which — with all of these partially offset by a reduction in stock-based compensation.

Regarding the acquisition-related restructuring and other income or costs, we realized a net benefit of $0.5 million in the third quarter of 2016 compared to an expense of $2.6 million in the year-ago period. The benefit recorded this quarter included a $1.0 million reduction in our estimate of certain performance-based contingent payments applicable to our prior acquisitions, partially offset by $0.5 million of integration-related restructuring costs. The prior year expense amount of $2.6 million primarily included costs incurred related to the CrossView acquisitions.

For the third quarter, adjusted EBITDA came in at $3.6 million compared to $5.4 million last year. As a percentage of service fee equivalent revenues, adjusted EBITDA was $6.6 million — or 6.6% compared to 11.8%. The decline in adjusted EBITDA margin was primarily driven by the aforementioned incremental labor and operating costs associated with servicing certain new clients as well as the expected increase in sales and marketing and infrastructure resources, partially offset by the impact of higher-margin professional services activity.

Now turning to the balance sheet. At September 30, 2016, cash and cash equivalents totaled $15.9 million, including restricted cash, compared to $16.9 million at June 30, 2016. Total debt was $60.4 million compared to $55.0 million at the end of June. As such, our net debt position was approximately $44.5 million as of June 30, 2016 — or as of September 30, 2016 compared to $38.1 million at June 30, 2016. The increase in our net debt position since June was primarily related to capital expenditures related to the build-out of facilities as well as to support some near-term working capital requirements applicable to our growth.

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PFSWEB INC. FQ3 2016 EARNINGS CALL NOV 09, 2016

Now let’s review our 2016 outlook. As disclosed in the earnings release this afternoon and our pre-announcement in October, we’ve tightened the range of our service fee equivalent revenue outlook to $222 million — to between $222 million and $228 million, which was previously $220 million to $230 million. The revised outlook reflects growth of 20% to 23% from 2015. We continue to target annual service fee gross margins of 27% to 32% depending on revenue mix. Note that as a result of a higher percentage of activity in our fourth quarter being driven from lower gross margin omni-channel operation services, including the impact from our new large client fulfillment activities, we currently expect our fourth quarter service fee gross margins to be toward the lower end of this range. As for our prior announcement, we expect 2016 adjusted EBITDA to range between $18 million and $20 million.

Now let’s discuss next year. For 2017, we currently expect strong growth in service fee equivalent revenue and adjusted EBITDA as we realize a full year of contribution from the new client wins in 2016 and drive toward continued — drive towards continuing generating new and expanded client relationships across all of our offerings. At this time, we are targeting 2017 service fee equivalent revenue to range between $245 million and $260 million with adjusted EBITDA ranging between $23 million and $26 million. Using the midpoints of these ranges as compared to the midpoints of our 2016 guidance, service fee equivalent revenue would be up approximately 12% over 2016 and adjusted EBITDA would be up 29%.

Also note that this adjusted EBITDA target for 2017 includes some additional infrastructure expenditures to support our future growth strategies as well as expected cost in early 2017 associated with the continued remediation of the new fulfillment client implementation previously discussed. Also note that our 2017 guidance does not include potential future acquisitions.

This concludes my prepared remarks. Now I’ll turn the call back over to Mike for some further comments on the recently completed quarter as well as an overview of business development highlights and closing remarks. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Tom. We commented last quarter about the expansion of our distribution facility’s footprint in the Memphis area by about 475,000 square feet. This expansion was driven by the signing of 3 new large fulfillment clients, 1 of which went live in Q2. I’m pleased to announce that the remaining 2 brands went live over the past 60 days and are fully operational. As I commented on our last call, the launch of these 3 clients provides a partial year benefit to our revenue in 2016, but we have experienced and expect to continue to have an impact to our SG&A and overall gross margin during 2016 from the facility opening costs and startup of these new clients.

As we’ve consistently said about launching clients into our fulfillment solution, including these 3 large new fulfillment clients, we anticipate these engagements will operate below expected gross margins for the initial 90 to 120 days of operation, while we complete the transition and become more familiar with the specifics of each client operation. I expect this phenomenon to be true with the 2 most recently launch clients even as we work hard within the time of transition to be prepared for their seasonal peaks this holiday. That said, the full year expected revenue and profit contribution from these engagements enhances the visibility of our revenue and growth objectives in 2017.

I’d like to provide some additional color on the client engagement that I referred to in my opening remarks, where we’ve experienced the operational difficulties. Our client’s product assortment is primarily made up of ready-to-wear event fashion and accessories as well as event supplies. This fashion and accessories business has some seasonal variation during the year, but the biggest volume requirements are in anticipation of their early Q4 seasonal peak. Their fashion and accessories business accounts for most of the incremental labor cost, along with other operational costs that resulted in the negative impact to our adjusted EBITDA performance in Q3 and Q4.

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PFSWEB INC. FQ3 2016 EARNINGS CALL NOV 09, 2016

Having supported the business through their peak season, we expect now the business to return to non-seasonal volumes, which do not require the intensive labor support. We expect to build on the remediation efforts that we’ve already deployed. We’re going to conduct a thorough operational review and in collaboration with our client, redesign and redeploy the solution in order to operate the account at expected gross profit levels.

We have included an allowance for a remediation project continuing into early 2017, and we have reflected that allowance in our initial 2017 guidance. We’re also making changes to our solution process to ensure that we appropriately recognize and respond to unique business requirements in the future.

Moving on, I want to comment briefly on a few of our new solutions that went live recently. Hopefully, you saw our press release last week announcing our new relationship with fashion brand Charlotte Russe. If you missed it, we launched a new solution for them in September to provide U.S. order fulfillment and call center services. We are happy to be able to share this fast-fashion brand name with you after announcing our new contract with them on our last call. I’m very excited to welcome Charlotte Russe to our world-class family of brands.

Moving into bookings for the quarter. As a reminder, we are now only reporting bookings for the discrete quarter for which we’re reporting. In this case, we’ll report bookings from Q3, which is July 1 to September 30. With that said, in the third quarter, we booked 59 new agency and technology projects worth approximately $11 million, bringing the total project bookings for the first 3 quarters of calendar year 2016 to approximately $35 million. We also booked 9 new recurring revenue service engagements worth over $20 million in lifetime contract value, bringing the total recurring revenue bookings for the first 3 quarters to approximately $129 million. These lifetime contract bookings include the signing of 6 new clients and 3 current client expansions. One of these engagements is with a large jewelry and fashion accessories retailer to provide U.S. order fulfillment services. This solution is scheduled to go live in the second quarter of 2017 and is the largest engagement signed this past quarter, a 3-year contract estimated to be worth over $13 million in lifetime contract value. Another notable engagement is with a major European adult beverage brand to provide order fulfillment and call center services throughout Europe.

Touching on our 3 expanded client relationships. First, we have expanded our relationship with Anastasia Beverly Hills, we are now operating a complete end-to-end solution for this beauty brand in the U.S. and in Europe. This expanded relationship demonstrates the confidence and trust that we have gained from this brand over the last year and I think validates our land-and-expand strategy.

Next, we signed an engagement to expand a jewelry brand into the Canadian market. This currently — we currently operate an end-to-end solution for this client in the U.S. and Europe, and this contract expands that end-to-end solution into Canada.

Lastly, we signed a contract to implement an omni-channel solution for one of our global apparel clients. Ship-to-store functionality will be the first phase of this project, and we’ll go live very soon. The remainder of the Q3 recurring revenue bookings are from smaller engagements, including technology services retainers and managed services contracts.

Now moving on to the 59 project bookings. Similar to last quarter, these projects were a mix of technology and agency services for new and existing clients. Included in these are a variety of services such as new website builds, define and design consulting engagements, managed services, digital marketing and creative design services. Overall, I’m very pleased with the performance of our sales and marketing management teams this past quarter.

Over the past several calls, I’ve spoken about the seasonality of our sales cycle and the expectation that bookings might slow in the last 2 calendar quarters of the year as consumer brands and retailers focus on executing during the holiday season. Our project bookings number this quarter was relatively consistent with the previous 2 quarters, which, I believe, indicates strong sales momentum as we look forward to 2017 and perhaps trend away from the Q3 and Q4 dropoff in leads and bookings we’ve experienced in the past.

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PFSWEB INC. FQ3 2016 EARNINGS CALL NOV 09, 2016

The engagement I just mentioned with a large jewelry and fashion accessories retailer is particularly good news as the timing of the win provides us with a less compressed implementation window and an expected launch comfortably before the 2017 holiday. I believe our continued strong sales performance validates our decision to increase our investment in sales and marketing over the past 18 months, and I expect our investments will continue to pay dividends with strong project work and multi-year contractual engagements contributing to new revenue in 2017 and beyond.

As a reminder, we refer to our global portfolio as engagements, which can be defined as a single e-commerce operation for a single brand with a recurring revenue stream from any one of our services engagements. We currently maintain about 170 active client engagements to provide services from our agency, technology and/or operations business segments.

With regard to recent industry acquisitions, I want to take a moment to comment on our partnership involvements. We spoke on our last call about the acquisition of Demandware by Salesforce and the strength of our position to take advantage of the integration of these 2 strategic PFS partners. Since then, Demandware has officially rebranded as Salesforce Commerce Cloud, and we had good representation at their annual Dreamforce Conference in San Francisco.

We’ve already begun discussions on how our partnership will shape the future of each company, and we’re actively working with Salesforce to form a strong offering. We plan to share more as we can in the coming months, but I’m very pleased with the progress we’ve made in such a short period of time. And I look forward to the revenue opportunities it should bring.

These changes are indicative of the very dynamic industry we’re a part of, and I believe we have a unique opportunity to increase market share in each segment of our business. I believe our sales and marketing investments are paying off as evidenced by the record year-to-date bookings and especially the large recurring revenue deals we are implementing into new facilities this year as well as our strong pipeline of opportunities.

While our investment has increased in the back half of the year, we expect to realize the growth benefits in 2017. Thus far, 2016 has been a very active year for the company. I’m very proud of what we’ve accomplished so far as we are seeing the revenue benefits from our investments in sales and marketing during the back half of this year and as we move into 2017. We’ve seen such a demand for our service offering over the past 12 months that we found ourselves in a situation where we are onboarding 3 meaningful operations engagement nearly all at once, which is a significant undertaking. I am disappointed that one of those engagements has had an unexpected negative impact on our financials this year, and we will work diligently to get this program back to our expected levels of profitability as soon as we can. We are hopeful that we can apply these lessons learned to all of our new and perspective engagements, and we’re optimistic that any suboptimal financial results from these initial ramps will not persist past the early part of next year. Tom and I look forward to continue engaging with all of our investors to answer questions and communicate our exciting and admittedly somewhat complex story. I think we’ll have many opportunities to meet with you at various conferences over the next quarter, and we’re happy to make ourselves available by phone. And Tracy will now open the call up for Q&A.

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PFSWEB INC. FQ3 2016 EARNINGS CALL NOV 09, 2016

Question and Answer

Operator

[Operator Instructions] And we’ll go first to George Sutton with Craig-Hallum.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Mike, I wondered if you could walk through or just give us a sense relative to this client with the operational challenges this quarter, what the go-forward plan is to the extent you can talk about it or aware of it. Are you going forward with them next year? Or does the remediation allowance sort of take care of that?

Michael C. Willoughby

Chief Executive Officer and Director

Right. Well, so it’s a 3-year contract we have with this client, which, operationally, we began in June. And our expectation is that based on the changes that we’ve already made and then taking a lessons-learned approach with an operational review that I referred to that we would, in the first part of the year during the seasonal low time, be able to redesign and redeploy the solution in collaboration with our client in such a way that we would be able to operate the solution at our expected financial objectives. So the current expectation is that we would do that, and we would continue through to end of our contract.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

And as we look to the holiday season coming up, we’re seeing some pretty heady expectations in terms of 14% to 16% type of growth. Are you staffed up to those kinds of levels? Are you comfortable with what looks like it should be a pretty good shipping season?

Michael C. Willoughby

Chief Executive Officer and Director

Yes, it’s a great question. So this time of year is always really interesting as we hear from our clients their finalized forecasts and finalize our staffing plans. As you know, we’re heavily dependent on seasonal labor and our facilities, both our call centers and our distribution centers, and we have worked to have multiple relationships with various providers that can provide that labor to us. Even once the forecasts are finalized, day to day, we have, in some cases, significant variations in our labor needs as we react to promotions that take off or just changes in mix. One of the interesting things that we’re seeing this year is some of our clients are having volumes ramping up in anticipation of Thanksgiving. I think you’ve seen some retailers that are running promotions that are early Black Friday promotions, and they’re trying to get out ahead of the holiday and maybe spread out the volumes across a broader period, which, I think, is a favorable trend if that — if it follows. And I think because of the flexibility that we have with these relationships, we’re able to respond to that. Obviously, there is a limit to how much flexibility you can have, which is why it’s really important for us to constantly communicate with our clients and work with them to really manage their promotions in a way that can flow in as smoothly as possible. But I do think, as we look at client forecasts firming up and as we see to the level of optimism, that we are prepared and staffed appropriately for what our clients are showing us so far.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Okay. One last question and it’s a little off topic. But I look at the stock down 53% last 12 months. Sitting here today

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versus where you were sitting last year and look at the opportunities in front of you, obviously, you’ve signed a lot of business this year. Can you just give us your perspective on where you sit competitively and opportunistically at this point versus this time last year?

Michael C. Willoughby

Chief Executive Officer and Director

Well, yes, and thanks for asking. It’s interesting time for us to be supporting this business model with such a complete solution, and I mentioned in my prepared comments that I really do feel like we’re in a position to take market share across all of the segments that we’re operating. I really do feel like we are the strongest full service provider in our space. We’re the only full service provider with an end-to-end solution that is global, that’s available to clients to support them in all of the mature e-commerce markets. And I really feel like the land-and-expand strategy that we articulated 2 years ago when we started executing our M&A strategy and adding to our capabilities on the professional services side really has worked as we expected, and we continue to see client engagements expand even after we signed and launched as evidenced by this latest expansion of Anastasia; the one that I mentioned, the jewelry engagement that’s now launching into Canada. There are so many examples that we have where we’ve been able to expand the relationship because of the service offering. And I think it just positions us very nicely to both win the end-to-end engagements when that’s the way that the client wants to consume our services, but also, if the client wants to engage in an ala carte fashion, we have that great opportunity to come and expand the relationship during the sales cycle and after. So I’m very happy with how we’re positioned. I think some of our traditional competitors are having some struggles, and that’s benefited us. I would, at this point, kind of hope and expect that would continue, at least, for the next 12- to 18-month cycle, which is 1 of the reasons that we’re happy to kind of be hitting our stride from the sales and marketing perspective at a really good point in time.

Operator

And we’ll go next to Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Just kind of dovetailing off of George’s questions in terms of the customer issues in the quarter. I know you guys did 3 large implementations this year. I think it’s the first time you’ve done 3 bigger ones in a year. Do you think the issues you had there were — with this one client in particular was maybe budding off a little more than you normally would? Or was it really issue specific to the type of service that you’re providing and kind of reminiscent of maybe kate spade and those old flash sales from way back while? Just wanted to get some thoughts on that quick.

Michael C. Willoughby

Chief Executive Officer and Director

No, it’s a good question. And I — it is unprecedented for us to be launching 3 large fulfillment clients at the same time, and that has stressed the organization. And I think as we look to the future and we look at what our sales objectives are in the operational area of the business, there are some lessons to be learned there around how we deploy a project team and to what extent we need some dedicated resources that can go from 1 engagement to the other, probably some lessons learned about trying to spread those implementations out and then if — end up with 3 that are going to kind of launch within 45 to 60 days of each other up against the holiday, what we could do to maybe affect that timing. But I really think the issue that we have regarding the financial issues is related more to the specific business model of the client. And having lived with the client solution and recognize that the business model with the event fashion on the one hand and the event supplies on the other are really kind of 2 different business models, that need to be supported within the same facility infrastructure. And the bottom line is has — if we had the opportunity to do it again, and we, I think, do have the opportunity to do it again as we kind of a redesign and redeploy, we would design around 2 different business models with different fulfillment solutions for each side of that business. And the event fashion peak that happens in early Q4, we would design appropriately for that while we kind of separate the event supplies business, which is normalized during the year, and handle it differently. The impact of kind of missing on the business model part

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meant that, as we got into their seasonal peak in mid-September, we realized that the only way really to scale that business and meet the service level commitments was to add shifts and run a 24/7 operation, which is kind of just muscling through versus the way we had designed and the efficiencies we expected to have. And so while we were able to muscle through and get the volumes out, they came at a pretty big expense. So to me, while there — I think there are some lessons to be learned around the simultaneous implementations. Really, what we need to do is make sure that we can see the unique business requirements that come in with a deal that’s kind of a different than we may be used to such as the business model with this client and then design appropriately and not get ourselves in a situation where we launch a big client and have some kind of fundamental design issues.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

That’s helpful. And then you’ve kind of looked at the other side of the house in terms of the systems integration business, CrossView. I know one of the programs or platforms you support had been a little bit soft. You’re rebuilding the sales force and kind of rebuilding the pipeline there. How — have you made any progress to that end? How are you feeling about that side of the business now?

Michael C. Willoughby

Chief Executive Officer and Director

So I think that we’ve sort of bottomed out for this year and seen a little bit of a resurgence. That part of the technology services business has had some really nice wins in the back half of the year, primarily from current clients that are making some incremental investments on top of that platform. I think that, that practice, if you look at over the next 12 months, if we look into 2017, we would expect to be stable to maybe slightly declining as we continue to really leverage the installed base. New wins are mostly likely going to come from supporting clients that are already installed on the platform but maybe getting services from a different technology provider and continuing to support our current clients with additional projects. The CrossView business came with 2 different practices. The other one is where the excitement is, where we continue to see new wins. And while that started out slow this year, we’ve really seen some nice traction with the Hybris platform in the back half of the year, and we’re carrying a nice pipeline into 2017. And so I think we hit a bit of a reset button with that business. We had an unexpected decline from clients converting from the hosted model we had over to a cloud model that their partner was providing. But having hit that reset button now I think it’s behaving more like what we expected, being stable to slightly declining, and the growth comes from the Hybris side.

Operator

And we we’ll go next to Kevin Kopelman with Cowen and Company.

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

Just, first, just a question on the 2017 outlook. I think, last year, you were targeting 10% to 15% organic growth or recently, you’re targeting. But on the '17 outlook, if I look at that versus the midpoint of this year, it looks like it’s on an organic basis, maybe a little bit lower than that, maybe like 7% to 13% or something. Is that correct? And if so, what’s changing your outlook for top line growth?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Yes. So this is Tom. The — I guess, I’ve got to point you to the midpoint amounts that I categorized there. So if we take a look at the midpoint this year of $225 million revenue performance and a midpoint for next year of $252.5 million, it gets you to about a 12% growth rate on a year-over-year basis. So yes, things — we’ve got a wider range than that if you looked at the high end of this year’s range and sift [ph] the lower end of next year’s range, you could possibly get to that 7% number. But it would be our — it’s our continuing objective to try to grow the top line of the business at a rate of 10% to 15%.

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Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

Okay. And that 12% — the — on organic basis would be — do you have that?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

It’s almost all organic, maybe 1 percentage point or 2 lower than that. We did the Conexus acquisition back in June, so there was a little bit of revenue that we get a further benefit for this year, but it’s not overly significant. So it’s 11% to 12%.

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

Yes. And then you touched on this. But at a high level, can you just tell us how we should be thinking about the gross profit margins in 2017?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Sure. So it’s — obviously, we talked a little bit about the lower than targeted gross margin — not necessarily lower than targeted but lower end of the range as we look at Q4 just because of the heavier dependence on our operational side of the business. We — during the year, we have been performing outside of the 1 client situation at the middle to high end of that 27% to 32% range. I would expect that, as we look at next year, as we get past the first kind of remediation period of — in early 2017 with this one client that we should be operating toward the high end of that range in the first few quarters of the year and then probably in the middle of that range as we look to Q4 of next year.

Operator

And we’ll take our next question from Michael Graham with Canaccord.

Austin Moldow

Canaccord Genuity Limited, Research Division

It’s Austin on for Mike. A bit clarification on the incremental revenue from acquisitions. That $2.7 million, is that on top of whatever was generated last Q3? Or is it just $2.7 million this quarter? And do you have last Q3’s contribution? And then I have another question.

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Yes. The $2.7 million is a change between the revenue contribution from those acquired entities this year versus what we had last year from them. So it’s a — the incremental piece that we earned this year.

Austin Moldow

Canaccord Genuity Limited, Research Division

Okay. And then on your Conexus acquisition, have you experienced any incrementally more positive conversations in Europe? And is there any traction or new business coming from that side?

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Michael C. Willoughby

Chief Executive Officer and Director

Yes. So one of the things that we want to do as quickly after the acquisition closed as possible was to go to both current Conexus clients and also to the pipeline that they had and offer to those clients the agency services particularly but also the — even the operation services to see if we could expand those relationships. We haven’t closed any incremental business from that — of those upsell opportunities, I think, because of the timing within the season. But there’s quite a few active conversations, so I would expect that we’d see that benefit moving through the pipeline. We’ve also had, I think, several opportunities come into the pipeline. We would not have seen it all without having done the Conexus acquisition just simply because it brought the Hybris platform into the mix for us in Europe. So while it’s a little early to put a number to the potential there, we are seeing quite a bit of activity and supporting that activity with our sales cycle and with our consulting team in order to hopefully see those leads move through the pipeline and turn into bookings early next year.

Austin Moldow

Canaccord Genuity Limited, Research Division

And then last question. Of that allowance through the remainder of the year and early 2017 related to your — 1 of those Memphis fulfillment operations, is any of that allowance also for the other 2 fulfillment operations there?

Michael C. Willoughby

Chief Executive Officer and Director

No, the allowance that we’ve identified in early 2017 is particular to the event fashion and event supplies client. The other 2 clients, as I indicated, we feel like, are in the typical ramp-up phase, where we would just sort of expect during the burn in to have a lower level of profitability in that first 90 to 120 days. The only thing that really is unique about those situations is having launched them so close to the holiday. We kind of compressed that ramp-up and that burn in and really have to stabilize the solution and then move right into holiday, which is unusual and I’m sure, inspiring [ph] us to spend some extra diligence around the accounts just to make sure that we are prepped for the holiday. That’s the focus that we have right now around those 2 accounts. But I wouldn’t characterize the need for any incremental remediation of what you would typically have in the first 90 to 120 days as you just kind of learn the business and make tweaks to the solution.

Operator

[Operator Instructions] And we’ll go next to Tim Klasell with Northland Securities.

Timothy Elmer Klasell

Northland Capital Markets, Research Division

My first question is on the 3 fulfillment contracts. Do you have extra overhead or extra capacity that if you get another fulfillment contract that you can leverage that or during the holidays simply [ph] running it at peak capacity and another customer would require a further [indiscernible] ?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. It’s an interesting question. It really depends entirely on the nature of the new client and what the size of their footprint is. So we are, at this point, as we head into the holiday operating it probably 80% to 90% of our physical capacity in the DC, we have a pretty unique ability in our call center operation to expand here in the U.S. by taking on additional space within the building that we occupy for a limited amount of time and then giving that space back. So it’s a true capacity-on-demand kind of situation. So we may operate our call center at almost 100% capacity during the season knowing that we have that flexibility, but in the DCs, I would characterize somewhere between 80% to 90%. The ability to put a new client into that excess capacity depends somewhat, as I said, on the nature of the client and their

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footprint requirements. A health and beauty client, for instance, would probably slide into an existing facility nicely as would a fashion client as long as their footprint’s not too big. If we end up with a client that has, say, over 50000-square-foot requirement, we have space in 1 of our current buildings where we have the right of first refusal, and it’s currently empty, where we could take that space on and outfit it during the typical 4 to 6 months implementation time. And that would be our expectation, is to be able to expand into that space as needed rather than carry a bunch of excess capacity for onboarding a large new fulfillment client. The other capacity that we have to consider is the professional services capacity, project management and technical resources required to onboard a client. And at this point, having done 3 client implementations in a row, I think there is a little work to make sure we have the appropriate resources. To the extent that we wanted to do sort of 3 at a time, our preference would be to spread them out and do them more consecutively. But we’ll be doing that work just to make sure that we have appropriate resources to onboard that kind of client volume in a given year.

Timothy Elmer Klasell

Northland Capital Markets, Research Division

Okay, good, good. Second question, on the Conexus acquisition, have you seen any change in, I don’t know, churn or attrition with the customer base? Or has it stayed fairly steady? I know it’s fairly early on, but maybe you can give us some color on that.

Michael C. Willoughby

Chief Executive Officer and Director

No, I think the Conexus acquisition is kind of operating as expected with regard to their current clients. It’s a very project-oriented business, and so the ability for them to continue to drive a stream of projects from their current clients and their new clients is critical. I would say it’s meeting expectations. The upside potential there is really around landing new clients that they might not have had the ability to land without the broader set of services and bringing into our pipeline clients that we wouldn’t have seen without having the Hybris capabilities as I said earlier. I think we’re certainly seeing that in our pipeline today. It was probably going to show up as bookings in 2017 just by nature of the sales cycle and when retailers make decisions on starting up new projects. But we’re optimistic about that potential.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Tracy. Thanks all of you for joining us at this time. Even with the one client disappointment, we are still very excited about the developments in our business. We look forward to speaking with our investors and analysts as we report our fourth quarter results in March, but as I mentioned before, we also have several opportunities to be with you at various conferences. Tom and I want to make sure that you understand we’re available by phone. And if you have questions for us, want to have a dialogue, please contact our folks at Liolios, and we would be happy to get on the phone with you. Thank you very much, and have a great evening.

OperatorLadies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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